Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-150710 and 333-173883) of Colfax Corporation of our report dated June 22, 2012, relating to the financial statements and supplemental schedule of the Colfax Corporation 401(k) Savings Plan Plus, which appear in this Form 11-K.

/s/ Aronson LLC

Rockville, Maryland

June 22, 2012